================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                                (AMENDMENT NO.1)


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 31, 1997



                          THE STANDARD REGISTER COMPANY



                       Incorporated under the laws of Ohio




Commission File No. 01-1097          IRS Employer Identification No. 31-0455440



   600 Albany Street, Dayton, Ohio                       45401
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)               (Zip Code)


                                 (937) 443-1000
--------------------------------------------------------------------------------
               Registrant's Telephone Number, Including Area Code



================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On December 31, 1997, The Standard Register Company (the "Registrant") acquired all of the outstanding shares of stock of Uarco Incorporated and its wholly-owned subsidiary, United Autographic Register Co., by a cash payment of $245 million. The cash payment was provided from available corporate cash and a five-year unsecured revolving credit agreement underwritten by KeyBank N.A. The credit line provides for borrowings up to $300 million and bears interest at a floating rate of the London Interbank Offered Rate (LIBOR) plus a spread dependent upon the net debt to total capital ratio. On January 23, 1998, $200 million of the outstanding debt was swapped to an effective fixed interest rate of 6.09%.

Uarco Incorporated was a wholly-owned subsidiary of Settsu Corporation of Osaka, Japan. Uarco Incorporated produces and markets business forms, pressure sensitive labels, business equipment supplies, and workflow systems to the U.S. market. The business acquired is similar to that being conducted by the Registrant and the Registrant intends to continue such use.

During fiscal year 1997, Uarco Incorporated sold the net assets of Crain Drummond, which was operating as a wholly-owned subsidiary, and the net assets of its York Tape & Label Division, both of which were operating as other than business segments. Thus, these operations were not a part of the acquisition by the Registrant.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

   (a) Financial Statements of Business Acquired

       The following unaudited financial statements are filed as part of this report:

       Unaudited consolidated balance sheet of Uarco Incorporated and subsidiaries as of September 30, 1997, and unaudited consolidated statements of operations, stockholder's equity, and cash flows for the nine months ended September 30, 1997.

       The following audited financial statements are filed as part of this report:

       Audited consolidated balance sheets of Uarco Incorporated and subsidiaries as of December 31, 1996 and 1995, and audited consolidated statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1996 and 1995.

   (b) Pro Forma Financial Information

       The following pro forma financial information is filed as part of this report:

       Unaudited pro forma condensed consolidated balance sheet which combines the unaudited consolidated balance sheet of The Standard Register Company as of September 28, 1997 and the unaudited consolidated balance sheet of Uarco Incorporated and subsidiaries as of September 30, 1997, along with a description of the unaudited pro forma adjustments.

       Unaudited pro forma condensed consolidated statements of income which combines the consolidated statement of income of The Standard Register Company for the fiscal year ended December 29, 1996, and for the nine months ended September 28, 1997 and the consolidated statements of operations of Uarco Incorporated and subsidiaries for the year ended December 31, 1996 and for the nine months ended September 30, 1997, along with a description of the unaudited pro forma adjustments.

       The aforementioned pro forma financial statements were prepared under the assumption the acquisition of Uarco Incorporated had been consummated as of January 1, 1996 for the December 29, 1996 financial statements and as of December 30, 1996 for the September 28, 1997 financial statements. These pro forma condensed financial statements may not be indicative of the financial position and results of operations that actually would have been obtained if the acquisition had been in effect or that may be obtained in the future. Such statements should be read in conjunction with the Registrant's audited financial statements. The assumptions and adjustments used are described in the accompanying notes to the pro forma financial statements.

       The Registrant expects this business combination to achieve certain synergies, for which the financial benefits have not been included in the pro forma presentations.

   (c)  Exhibits

         99 - Revolving Credit Agreement

                       UARCO INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                  September 30
                                     ASSETS                           1997
                                                                 ------------

CURRENT ASSETS
  Cash and cash equivalents                                        $       -
  Accounts receivable, less allowance of $3,982                      147,221
  Inventories                                                         24,659
  Prepaid expenses                                                     8,927
  Other current assets                                                 9,022
                                                                   ---------
      Total current assets                                           189,829

PROPERTY, PLANT AND EQUIPMENT , NET                                  118,803

COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED,
    net of accumulated amortization and writeoffs of $113,109        244,489

PREPAID PENSION                                                       49,933

OTHER ASSETS                                                           4,998
                                                                   ---------


      Total assets                                                 $ 608,052
                                                                   =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt                             $  66,920
  Securitized borrowings on accounts receivable                       92,000
  Accounts payable                                                    29,754
  Accrued interest expense                                             3,258
  Accrued other expenses                                               4,242
  Accrued restructuring                                                6,395
                                                                   ---------
      Total current liabilities                                      202,569
                                                                   ---------

LONG-TERM LIABILITIES
  Long-term debt and capital lease obligations                       265,409
  Other long-term liabilities                                         29,941
  Deferred income taxes                                               (4,882)
                                                                   ---------
      Total long-term liabilities                                    290,468
                                                                   ---------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 100 shares
    authorized, issued and outstanding                                     -
  Additional paid-in capital                                         614,069
  Accumulated deficit                                               (499,054)
                                                                   ---------
      Total stockholders' equity                                     115,015
                                                                   ---------

      Total liabilities and stockholders' equity                   $ 608,052
                                                                   =========

                       UARCO INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)






                                             Nine months
                                               ended
                                            September 30
                                                1997
                                           --------------

REVENUE                                      $ 422,265
                                             ---------

COST AND EXPENSE
  Cost of products sold                        324,631
  Selling, general and administrative          107,353
  Depreciation and amortization                 18,988
  Loss on sales of assets                       77,887
  Restructuring charges                          9,428
  Interest and debt expense                     34,372
                                             ---------
      Total cost and expense                   572,659
                                             ---------

LOSS BEFORE INCOME TAXES                      (150,394)

INCOME TAX BENEFIT                                (993)
                                             ---------

NET LOSS                                     $(149,401)
                                             =========

                       UARCO INCORPORATED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)




                                          Nine months
                                             ended
                                         September 30
                                             1997
                                        --------------

ADDITIONAL PAID-IN CAPITAL
  Beginning balance                       $ 464,569
  Capital contribution from parent          149,500
                                          ---------
  Ending balance                            614,069
                                          ---------

ACCUMULATED DEFICIT
  Beginning balance                        (349,653)
  Net loss                                 (149,401)
                                          ---------
  Ending balance                           (499,054)
                                          ---------

ACCUMULATED FOREIGN CURRENCY
  TRANSLATION ADJUSTMENTS
  Beginning balance                         (11,709)
  Sale of subsidiary                         11,709
                                          ---------
  Ending balance                                  -
                                          ---------


    Total stockholders' equity            $ 115,015
                                          =========

                       UARCO INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          Nine months
                                                            ended
                                                         September 30
                                                             1997
                                                         ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                $(149,401)
                                                          ---------
  Add (deduct) items not affecting cash:
    Depreciation                                             12,527
    Amortization                                              6,461
    Interest on accreting swap obligation                    14,346
    Provision for deferred income taxes                      (6,014)
    Provision for bad debts                                     933
    Loss on sale of assets                                   77,016
  Increase (decrease) in cash arising from
    changes in assets and liabilities:
      Accounts receivable                                     5,197
      Inventories                                            (2,675)
      Prepaid expenses and other current assets              (2,405)
      Accounts payable and accrued expenses                  (2,755)
      Interest payable                                         (334)
      Other                                                     950
                                                          ---------
        Net adjustments                                     103,247
                                                          ---------

        Net cash used in operating activities               (46,154)
                                                          ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                      (13,231)
  Proceeds from sale of assets                               33,537
                                                          ---------
        Net cash provided by investing activities            20,306
                                                          ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of accounts receivable                                37,000
  Capital contribution from parent                          149,500
  Repayment of term loans                                   (18,919)
  Net payments under revolving line of credit               (54,565)
  Proceeds received from accreting swap obligation           14,000
  Repayment of other debt                                  (102,317)
                                                          ---------
        Net cash provided by financing activities            24,699
                                                          ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                    (1,149)

  Cash and cash equivalents at beginning of period            1,149
                                                          ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $       -
                                                          =========


SUPPLEMENTAL CASH FLOW DISCLOSURES
  Income taxes paid, net of refunds                       $     127
  Interest paid, net of capitalized interest                 29,458

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Uarco Incorporated

We have audited the accompanying consolidated balance sheets of Uarco Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uarco Incorporated and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                /s/ Ernst & Young LLP



Chicago, Illinois
March 31, 1997

                       UARCO INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                     December 31
                                                                 1996            1995
                                                            -----------------------------
                                                                (Thousands of Dollars)

ASSETS
Current assets:
  Cash and cash equivalents                                   $   1,149         $  19,856
  Accounts receivable, net of allowances of $4,708 in
    1996 and $4,468 in 1995                                     137,597           146,609
  Inventories                                                    36,370            40,871
  Prepaid expenses                                                9,821             7,454
  Other current assets                                            9,744             1,350
                                                            -----------------------------
Total current assets                                            194,681           216,140

Property, plant, and equipment, net                             175,829           155,915
Cost in excess of fair value of net assets acquired,
  net of accumulated amortization of $73,404 in
  1996 and $64,457 in 1995                                      284,194           293,141
Prepaid pension                                                  41,855            41,953
Other assets                                                      6,679             2,487
                                                            -----------------------------
Total assets                                                  $ 703,238         $ 709,636
                                                            =============================
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt                        $  71,123         $  32,201
  Accounts payable                                               39,275            35,446
  Accrued expenses                                               17,625            19,407
  Accrued interest expense                                        3,592             4,207
                                                            -----------------------------
Total current liabilities                                       131,615            91,261
Deferred income taxes                                             7,011             7,465
Other long-term liabilities                                      30,343            33,528
Long-term debt and capital lease obligations                    331,062           364,190
Junior subordinated note payable to Settsu Corporation          100,000           100,000

Commitments (Note 14)

Stockholder's equity:
  Common stock, par value of $.01, 100 shares
    authorized, issued, and outstanding                               -                 -
  Additional paid-in capital                                    464,569           395,869
  Accumulated deficit                                          (349,653)         (272,992)
  Accumulated foreign currency translation adjustments          (11,709)           (9,685)
                                                            -----------------------------
Total stockholder's equity                                      103,207           113,192
                                                            -----------------------------
Total liabilities and stockholder's equity                    $ 703,238         $ 709,636
                                                            =============================




See accompanying notes to consolidated financial statements.

                                      UARCO INCORPORATED AND SUBSIDIARIES


                                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                 Year ended December 31
                                                                 1996              1995
                                                              ---------------------------
                                                                 (Thousands of Dollars)

Revenues                                                      $ 653,576         $ 645,017

Cost of goods sold                                              476,386           458,796
Selling, general, and administrative expenses                   167,191           142,725
Depreciation and amortization                                    27,748            34,210
Restructuring charges                                             6,481             8,261
                                                              ---------------------------
Income (loss) from operations before interest and debt
  expense                                                       (24,230)            1,025
Interest and debt expense                                        52,223            52,075
                                                              ---------------------------
Loss from operations before income taxes                        (76,453)          (51,050)
Income tax provision                                                208             1,407
                                                              ---------------------------
Net loss                                                       ($76,661)         ($52,457)
                                                              ===========================


Net loss per share                                                ($767)            ($525)
                                                              =========         =========



See accompanying notes to consolidated financial statements.

                       UARCO INCORPORATED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                                         Accumulated
                                                                           Foreign
                                        Additional                         Currency
                                         Paid-In        Accumulated       Translation
                                         Capital          Deficit         Adjustments
                                       ----------------------------------------------
                                                  (Thousands of Dollars)
Balance, December 31, 1994              $ 343,869        ($220,535)        ($ 11,283)
Net loss                                        -          (52,457)                -
Capital contribution from parent           52,000                -                 -
Translation adjustment                          -                -             1,598
                                       ----------------------------------------------
Balance, December 31, 1995                395,869         (272,992)           (9,685)
Net loss                                        -          (76,661)                -
Capital contribution from parent           68,700                -                 -
Translation adjustment                          -                -            (2,024)
                                       ----------------------------------------------
Balance, December 31, 1996              $ 464,569        ($349,653)        ($ 11,709)
                                       ==============================================



See accompanying notes to consolidated financial statements.

                       UARCO INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          Years ended December 31
                                                                                        1996                   1995
                                                                                    ----------------------------------
                                                                                           (Thousands of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                              ($76,661)              ($52,457)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation                                                                        18,820                 25,283
    Amortization                                                                         8,928                  8,927
    Interest on accreting swap obligation                                               15,555                 12,463
    Deferred income tax expense (benefit)                                                  (91)                   119
    Net curtailment gain                                                                     -                 (6,565)
    Provision for bad debts                                                              4,535                  3,718
    Write-down of property and equipment                                                     -                  1,684
    Changes in assets and liabilities:
      Accounts receivable                                                                4,356                (25,361)
      Inventories                                                                        4,380                  3,333
      Prepaid expenses and other current assets                                        (10,795)                   359
      Accounts payable and accrued expenses                                              3,120                  8,323
      Interest payable                                                                    (615)                  (747)
      Other                                                                             (8,803)                 4,251
                                                                                    ----------------------------------
Net cash used in operating activities                                                  (37,271)               (16,670)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                                   (39,689)               (39,904)
Proceeds from sale of assets                                                               896                    836
                                                                                    ----------------------------------
Net cash used in investing activities                                                  (38,793)               (39,068)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution from parent                                                        68,700                 52,000
Repayment of term loans                                                                (32,274)               (21,532)
Net proceeds under revolving credit loan                                                 7,954                 15,000
Proceeds received from accreting swap obligation                                        14,000                 14,000
Repayment of other debt                                                                    650                   (819)
                                                                                    ----------------------------------
Net cash provided by financing activities                                               59,030                 58,649

Effect of exchange rate changes on cash                                                 (1,673)                (1,081)
                                                                                    ----------------------------------
Net increase (decrease) in cash and cash equivalents                                   (18,707)                 1,830
Cash and cash equivalents at beginning of year                                          19,856                 18,026
                                                                                    ----------------------------------
Cash and cash equivalents at end of year                                                $1,149                $19,856
                                                                                    ==================================
SUPPLEMENTAL DISCLOSURES
Income taxes paid (received), net of refunds                                            $1,833                  ($202)
Interest paid, net of capitalized interest                                              36,429                 40,058


See accompanying notes to consolidated financial statements.

                       UARCO INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995
                             (Thousands of Dollars)

1.  BACKGROUND

On October 12, 1988, Settsu Holding Corporation (SHC), a wholly owned subsidiary of Settsu Corporation, Osaka, Japan, purchased the common stock of Uarco Incorporated (the Company). On December 15, 1989, SHC purchased R. L. Crain, Inc., a Canadian company, which was then merged with Drummond Business Forms
(1984) Ltd., a wholly owned subsidiary of the Company.

The Company operates in a single industry segment and is engaged primarily in the design, manufacture and sale of business forms in North America.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Uarco Incorporated and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

PURCHASE ACCOUNTING

The acquisitions of the Company and a Canadian subsidiary were accounted for as purchases. The assets and liabilities acquired were recorded at their fair values at the dates of acquisition. Purchase price in excess of the fair value of net assets acquired is being amortized on the straight-line method over 40 years.

REVENUE RECOGNITION

The Company generally recognizes revenue at the time of shipment. Under contractual arrangements with some customers, custom forms which are stored for future delivery are recognized as revenue when manufacturing is complete and the forms are shipped to a storage facility.

CASH EQUIVALENTS

The Company considers all highly liquid, short-term investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method for U.S. inventories and the first-in, first-out (FIFO) method for Canadian inventories.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment in service at the acquisition dates were recorded at estimated fair values, and additions subsequent to those dates, are recorded at cost. Depreciation is recorded principally on the straight-line method over the estimated useful lives of the individual assets, which are 3 to 20 years for machinery and equipment and 10 to 50 years for buildings and improvements.

                       UARCO INCORPORATED AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER ASSETS

Other assets consist principally of pension plan assets in excess of the projected benefit obligation and unamortized debt issuance costs. Unamortized debt issuance costs are being amortized on the straight-line method over the term of the related debt instruments from 5 to 10 years.

INCOME TAXES

The domestic taxable income of the Company is included in the consolidated federal income tax return of SHC. The effects of income taxes have been computed as if the Company filed a separate return. Crain Drummond files a separate tax return in Canada covering its consolidated operations.

NET LOSS PER SHARE

Net loss per share is calculated using the average number of common shares outstanding.

CONCENTRATION OF CREDIT RISK

The Company sells products to domestic and foreign customers and extends credit based on an evaluation of the customer's financial conditions, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

INTERNAL USE COMPUTER SOFTWARE COSTS

Costs incurred for computer software developed or obtained for internal use are capitalized by the Company. These costs include external direct costs of software and services and payroll and payroll related costs of employees who are directly associated with the internal use computer software development. These costs are being amortized on the straight-line method over five years once the software is placed in service.

ADVERTISING EXPENSE

The cost of advertising is charged to expense as incurred. Catalogue costs are recorded as prepaids and are charged to expense over the period of intended use. The Company incurred $6,589 and $5,712 in advertising costs during 1996 and 1995, respectively.

TRANSLATION OF FOREIGN CURRENCIES

All assets and liabilities in the balance sheet of the Company's foreign subsidiary whose functional currency is other than the U.S. dollar, are translated at year-end exchange rates, except stockholder's equity, which is translated at historical rates. Translation gains and losses are accumulated as a separate component of stockholder's equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual amounts when ultimately realized could differ from those estimates.

                       UARCO INCORPORATED AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATION

Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 presentation.


3.  INVENTORIES

Inventories are summarized as follows:

                                                    December 31
                                            1996                     1995
                                          --------                 -------

     Finished goods                       $ 14,183                $ 15,206
     Work in process                         5,643                   8,369
     Raw materials                          16,544                  20,539
                                          --------                 -------
     Total at FIFO                          36,370                  44,114
     LIFO adjustment                             -                 ( 3,243)
                                          --------                 -------
                                          $ 36,370                $ 40,871
                                          ========                 =======

Inventories valued using the LIFO method of determining cost comprised approximately 70% of total inventories at December 31, 1996 and 1995.


4.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are summarized as follows:

                                                            December 31
                                                      1996             1995
                                                     -------          -------

     Land and improvements                          $ 26,920        $  27,079
     Buildings and leasehold improvements             54,187           50,273
     Machinery and equipment                         205,039          190,861
     Construction in progress                         39,377           30,580
                                                    --------         --------
                                                     325,523          298,793
     Accumulated depreciation                       (149,694)        (142,878)
                                                     -------          -------
                                                    $175,829         $155,915
                                                     =======          =======


5.  SALES OF ACCOUNTS RECEIVABLE

The Company has entered into an agreement that allows for the sale, without recourse, of a fractional interest in a defined pool of trade accounts receivable for up to $55,000. At December 31, 1996 and 1995, $55,000 and $40,000, respectively, had been sold under this agreement, and the sale is reflected as a reduction of accounts receivable in the consolidated balance sheets. The proceeds from the sale were used to repay a portion of the Company's term loan. The fees paid by the Company under the agreement are based on certain variable market rate indices and are included in interest and debt expense. The agreement expires in September 1997. The Company may request to extend the termination date for a period of 180 days. On March 14, 1997, this agreement was amended to increase the amount that could be sold under the agreement to $95,000 and to include additional receivables in the defined pool eligible for sale. Proceeds from the March 14, 1997 sale of receivables were used to repay the Company's term loan and a portion of its revolving credit loan.

                       UARCO INCORPORATED AND SUBSIDIARIES

5.  SALES OF ACCOUNTS RECEIVABLE (CONTINUED)

Under the terms of the agreement, the Company is required to maintain certain affirmative and negative covenants including minimum coverage and maximum dilution ratios, as defined. As of December 31, 1996, the Company was in compliance with all covenants. The agreement is collateralized by the Company's inventory, equipment, and certain other tangible and intangible assets, as defined in the agreement. The Company maintains an allowance for accounts receivable based upon the expected collectibility of all trade accounts receivable, including receivables sold.


6.  LONG-TERM DEBT

         Long-term debt other than amount due to Settsu Corporation is summarized as follows:


                                                                                         December 31
                                                                                 1996                    1995
                                                                               --------               ---------
     Bank term loan                                                            $ 16,000                $ 46,000
     Revolving credit loan                                                      105,000                 105,000
     Senior subordinated notes, due March 15, 1999                              100,000                 100,000
     Accreting swap obligation                                                  152,154                 122,599
     $31 million Canadian dollar term loan, principal payable in annual installments of varying amounts through
        February 12, 2000                                                        17,366                  19,731
     Other                                                                       11,665                   3,061
                                                                               --------               ---------
                                                                                402,185                 396,391
     Less:  current portion                                                      71,123                  32,201
                                                                               --------                --------
     Total long-term debt                                                      $331,062                $364,190
                                                                               ========                ========


The rate of interest on the bank term loan and the revolving credit loan is the London Interbank Offered Rate (LIBOR) for U.S. dollar deposits, as adjusted for reserve requirements, plus a base margin. The Company must also pay under both agreements a supplementary margin of zero to one-half of 1% based on the ratio of operating cash flow to total interest and a commitment fee of one-half of 1% on the amount available under the revolving credit loan. At December 31, 1996, the interest rate including supplementary margin was 6.56% for the term loan and 7.10% for the revolving credit loan.

The bank term loan and revolving credit loan are collateralized by all of the outstanding stock of the Company. In addition, SHC's parent, Settsu Corporation, has entered into a support agreement that provides that the minimum net worth of the Company, as defined, will exceed $100,000 reduced by a maximum of $10,000 in certain eligible expenses as defined in the agreement, which when incurred, will permanently reduce the net worth requirement on a dollar-for-dollar basis. As of December 31, 1996, the actual minimum required net worth was $96,990.

The bank term loan and revolving credit loan represent amounts under the Company's Credit Agreement (the Agreement) with a number of Japanese, European, and American commercial banks (the Banks). On March 28, 1997, the Company and the Banks completed an amended agreement (the Amended Agreement). Under the Amended Agreement, $16,000 was repaid on the term loan, and an additional $24,000 was repaid under the revolving credit loan. A loan fee on one-half of 1% was paid to the Banks in connection with the amendment. The agreement, as amended, reduces the maximum borrowing capacity on the revolving credit loan from $105,000 to $81,000 through August 14, 1997 and to $61,000 thereafter. The revolving credit loan expires January 14, 1998.

                       UARCO INCORPORATED AND SUBSIDIARIES

6.  LONG-TERM DEBT (CONTINUED)

On March 31, 1997, the Company entered into an agreement to sell its York Tape & Label Division for $24,000 subject to certain working capital adjustments at the time of closing. The net assets included in the sale have a book value of approximately $16,000. The sale is expected to be completed in May 1997. The Company anticipates using the proceeds to repay a portion of the revolving credit loan.

The rate of interest on the senior subordinated notes is the LIBOR rate for U.S. dollar deposits plus 1%, through March 17, 1997, and 1.5% thereafter. In addition, the Company must pay a supplementary margin of zero to one-half of 1% based on the ratio of operating cash flow to total interest. At December 31, 1996, the interest rate including supplementary margin was 7.15%. The senior subordinated notes are subordinate to all debt other than the junior subordinated note. On March 28, 1997 the Company and the senior subordinated noteholders amended the senior subordinated notes. Under the amendment, the rate of interest was increased to LIBOR plus 1-1/2% as of March 17, 1997, and the noteholders received a fee of 0.6%. Principal payments of $33,300, $33,300, and $33,400 are due on January 15, 1998, March 16, 1998 and March 15, 1999,
respectively.

The bank term loan, revolving credit loan, and senior subordinated notes contain affirmative and negative covenants, including minimum current ratios; maximum leverage and senior leverage ratios; minimum coverage and minimum debt service ratios; restrictions on additional borrowings; limitations on capital expenditures, loans, and certain investments; restrictions on the payment of dividends and purchase of Company stock restrict the consolidation of the Company with any other party. The Company was in compliance with all covenants at December 31, 1996.

The Company issued a junior subordinated note to Settsu Corporation and at the same time entered into an accreting interest rate swap agreement with a third party that guarantees the annual payment of interest and defers the payment of principal until March 30, 1999, the maturity date of the note. The note bears interest at 14%. Interest accrues on the interest payment made by third parties under the agreement at a rate of 11.69%. On March 31, 1997, the junior subordinated note was converted to common stock.

The Company's Canadian subsidiary has a term loan agreement with three Canadian banks. Interest on the Canadian term loan is the banker's acceptance rate plus a stamping fee (6.90% and 6.95% at December 31, 1996 and 1995, respectively). This loan agreement also contains certain affirmative and negative covenants. The Company's Canadian subsidiary was in compliance with all covenants at December 31, 1996.

Outstanding letters of credit amounted to $27,500 at December 31, 1996.

Maturities of long-term debt and minimum annual capital lease payments, payable to date of exercising purchase right, for each of the five years subsequent December 31, 1996, are $71,123 in 1997; $132,698 in 1998; $191,257 in 1999;
$5,763 in 2000; and $238 in 2001.

                       UARCO INCORPORATED AND SUBSIDIARIES

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS

         The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

         LONG-TERM DEBT

         The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

The carrying amounts of the Company's financial instruments approximate their fair value.


8.  LEASES

The Company leases certain manufacturing and office facilities, production equipment, data processing equipment, communication equipment, and vehicles under operating leases with varying renewal provisions. Certain facility leases require the Company to pay property taxes and insurance.

Future minimum rental commitments under noncancelable operating leases with an initial or remaining noncancelable term in excess of one year as of December 31, 1996, are as follows:

     1997                                                   $ 29,745
     1998                                                     26,703
     1999                                                     19,733
     2000                                                     13,840
     2001                                                      7,934
     Thereafter                                               30,476
                                                            --------
     Total future minimum lease payments                    $128,431
                                                            ========

         Rental expense charged to expense in 1996 and 1995 was $18,683 and $11,061, respectively.


9.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes. Deferred tax assets also include the future tax benefit from loss carryforwards. Significant components of the Company's deferred tax assets and liabilities at December 31 were:

                       UARCO INCORPORATED AND SUBSIDIARIES

9.  INCOME TAXES (CONTINUED)


                                                                                  1996                      1995
                                                                               ---------                  -------
     Deferred tax assets resulting from:
        Net operating loss carryforwards                                        $ 58,712                  $48,516
        Postretirement reserves                                                    7,776                    7,668
        Interest                                                                  49,805                   30,750
        Other                                                                      5,897                    8,884
                                                                                --------                 --------
        Total deferred tax assets                                                122,190                   95,818
      Valuation allowance for deferred tax assets                                 78,416                   54,419
                                                                                --------                 --------
                                                                                  43,774                   41,399
     Deferred tax liabilities resulting from:
        Capitalization of software                                                 4,845                    2,805
        Overfunded pension plan                                                   18,619                   18,405
        Book over tax basis in property, plant, and equipment                     24,112                   25,746
        Other                                                                      3,209                    1,908
                                                                                --------                 --------
        Total deferred tax liabilities                                            50,785                   48,864
                                                                                --------                 --------
     Net deferred tax liabilities                                               $  7,011                 $  7,465
                                                                                ========                 ========

At December 31, 1996, the Company has net operating loss carryforwards of $150,400 for income tax purposes that expire from 2004 to 2011. For financial reporting purposes, a valuation allowance of $78,416 has been provided at December 31, 1996, to offset a portion of the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire as follows:

                                                             Net
         Years ending                                     Operating
         December 31                                         Loss
         ------------                                     ---------
              2004                                         $11,500
              2005                                          20,100
              2006                                          24,300
              2007                                          25,000
              2008                                          41,400
              2010                                           3,200
              2011                                          24,900

The components of the income tax provision (benefit) are as follows:

                                                   1996                1995
                                                   ----                ----

        Current:
          Federal                                  $   -              $    -
          State                                      225                 300
          Foreign                                     74                 988
                                                   -----              ------
                                                     299               1,288
        Deferred:
          Federal                                    -                     -
          State                                      -                     -
          Foreign                                  (  91)                119
                                                   -----              ------
                                                   (  91)                119
                                                   -----              ------
                                                   $ 208              $1,407
                                                   =====              ======

                       UARCO INCORPORATED AND SUBSIDIARIES

9.  INCOME TAXES (CONTINUED)

The reconciliation of income tax (benefit) computed at the federal statutory rate to income tax expense is:

                                                                    1996              1995
                                                                    ----              ----

Federal statutory rate                                             (35.0)%           (35.0)%
Permanent differences, primarily goodwill
  amortization and nondeductible interest                            4.4               7.0
Net operating loss to be carried forward
  to future periods                                                 30.6              28.0
State taxes                                                           .3                .6
Foreign taxes                                                          -               2.2
                                                                   -----             -----
                                                                      .3%              2.8%
                                                                   =====             =====

A tax benefit of the loss carryforward amounting to $63,463 has been provided in the financial statements through reduction in deferred taxes that would otherwise have been provided absent the loss carryforward or through the use of tax planning strategies. Hence, any future utilization of the loss carryforward up to this amount to reduce taxes payable will not result in reduction of financial statement tax provisions.


10.  PENSION PLANS

The Company has pension plans covering substantially all domestic and certain Canadian employees who meet eligibility requirements. Benefits under these plans are primarily based on final average compensation as defined within the provisions of the individual plans. The Company's funding policy is consistent with the funding requirements of federal law and regulations concerning pensions.

The following table reconciles the funded status and the amount reported in the Company's balance sheets for the pension plans.

                                                                    December 31
                                              -------------------------------------------------------
                                                        1996                            1995
                                              -----------------------         -----------------------
                                              Domestic        Foreign         Domestic        Foreign
                                              --------        -------         --------        -------
Actuarial present value of benefit
  obligations
    Accumulated benefit obligation:
      Vested                                 $(140,065)      $ (18,274)      $(148,092)      $ (18,288)
      Nonvested                                (13,910)              -          (4,477)              -
                                             ---------       ---------       ---------       ---------

                                             $(153,975)      $ (18,274)      $(152,569)      $ (18,288)
                                             =========       =========       =========       =========

Projected benefit obligation for
  service rendered to date                   $(173,997)      $ (18,372)      $(173,621)      $ (18,376)
Less:  Plan assets at fair value               227,362          18,544         208,335          18,068
                                             ---------       ---------       ---------       ---------
Plan assets in excess of (less than)
  projected benefit obligation                  53,365             172          34,714            (308)
Adjustments for deferral of benefit
  liability not yet recognized in cost:
    Unrecognized prior service cost              3,021               -           3,549               -
    Unrecognized net (gain) loss               (14,703)              -           3,998               -
                                             ---------       ---------       ---------       ---------
Pension asset (liability) recognized
  in the balance sheet                       $  41,683       $     172       $  42,261       $    (308)
                                             =========       =========       =========       =========

                       UARCO INCORPORATED AND SUBSIDIARIES

10.  PENSION PLANS (CONTINUED)

Net pension cost (credit) for the years ended December 31, 1996 and 1995 includes the following components:

                                                                 1996                             1995
                                                     --------------------------         ---------------------------
                                                     Domestic           Foreign         Domestic            Foreign
                                                     --------           -------         --------            -------

Service cost                                         $   5,274         $      73        $  2,863            $    68
Interest cost on projected benefit
  obligations                                           12,959             1,417          12,358              1,412
Actual return on plan assets                         (  29,352)         (  1,432)        (46,342)           ( 1,383)
Net amortization and deferral                           12,314                23          29,931                 60
                                                     ---------         ---------       ---------            -------


Net pension cost (credit)                            $   1,195         $      81       $(  1,190)           $   157
                                                     =========         =========       =========            =======


Assumptions used in the actuarial computations at December 31 were:

                                                              1996                               1995
                                                   --------------------------          ------------------------
                                                   Domestic           Foreign          Domestic         Foreign
                                                   --------           -------          --------         -------

Discount rate                                         7.25%            8.0%              7.25%            8.0%
Rate of increase in compensation levels               5.0              4.5               5.0              4.5
Expected long-term rate of return on assets           9.5              8.0               9.5              8.0

Plan assets consist primarily of stocks, bonds, and cash equivalents.

In addition to the defined benefit plans described above, the Company also sponsors a defined contribution plan covering eligible domestic employees. Employee contributions range from 1% to 15% of pretax compensation. The Company provides matching contributions equal to 50% beginning April 1, 1996 and 10% in 1995 of employee contributions up to 5% of employee compensation. The Company's contribution expense was approximately $1,727 in 1996 and $377 in 1995.


11.  POSTRETIREMENT MEDICAL BENEFITS

The Company sponsors a defined-benefit unfunded postretirement plan that covers both domestic salaried and nonsalaried employees. The plan provides medical benefits and is noncontributory assuming normal retirement.

The following table reconciles the plan's funded status and the amount reported in the Company's balance sheets. Accrued postretirement medical cost includes $25,400 recorded as part of the Company's acquisition adjustments.

                                                                                            December 31
                                                                                       1996             1995
                                                                                    ---------        ---------
Accumulated postretirement medical obligation
  retirees                                                                          $( 24,772)       $( 29,632)
Unrecognized prior service costs                                                     ( 11,791)        ( 12,976)
Unrecognized net loss                                                                  17,255           22,946
                                                                                    ---------        ---------
Accrued postretirement medical cost                                                 $( 19,308)       $( 19,662)
                                                                                    =========        =========


During 1995, the Company elected to terminate all retiree medical benefits for active employees effective January 1, 1996. This change resulted in a curtailment gain of $6,565.

                       UARCO INCORPORATED AND SUBSIDIARIES

11.  POSTRETIREMENT MEDICAL BENEFITS (CONTINUED)

Net postretirement medical cost for the years ended December 31, 1996 and 1995, includes the following components:

                                                       1996             1995
                                                      ------           ------

Service cost                                          $    -           $1,203
Interest cost                                          1,974            3,227
Net amortization and deferrals                           113              881
                                                      ------           ------
Net postretirement medical cost                       $2,087           $5,311
                                                      ======           ======

Assumptions used in the actuarial computations at December 31, 1996 and 1995 were as follows:

Discount rate                                               7.25%

Health care cost trend              Pre-65             11.4% graded down
                                                         to 4.5% by 2007

                                    Post-65            10.5% graded down
                                                         to 4.5% by 2007

The health care cost trend assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $2,120 and the aggregate of the service and interest cost components of the net postretirement medical cost for the year then ended by $173.


12.    FOREIGN OPERATIONS

The Company has operations located in Canada. Canadian sales approximated 22% and 21% of consolidated sales in 1996 and 1995, respectively. The carrying amount of the net assets located in Canada was $64,459 and $67,014 at December 31, 1996 and 1995, respectively.


13.    RESTRUCTURING CHARGES

During 1996, the Company recognized restructuring charges of $6,481 associated with implementation of its Strategic Improvement Plan, a program designed to reduce costs and enhance revenue. The Strategic Improvement Plan initiatives include a reduction in the number of employees, reconfiguration of the Company's current plant and distribution network, and a change in the Company's management structure. The charges consist principally of write-downs of plant and equipment to estimate realizable values, facilities consolidation costs, and employee severance pay.


14.    COMMITMENTS

At December 31, 1996, the Company has entered into firm commitments for capital expenditures of approximately $5,266 for the purchase of machinery and equipment.

15.    SUBSEQUENT EVENTS [UNAUDITED]

On June 30, 1997, the Company sold its Crain Drummond subsidiary for approximately $44 million. Proceeds received from the sale were used to repay a portion of the Company's outstanding debt.

On December 31, 1997, the Company was acquired by The Standard Register Company at a purchase price of $245 million, excluding the long-term debt of the Company.

                         PRO FORMA FINANCIAL INFORMATION

                          THE STANDARD REGISTER COMPANY
      PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT SEPTEMBER 28, 1997
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                                                     THE
                                                                   STANDARD
                                                                   REGISTER         UARCO          PRO FORMA
                                   A S S E T S                      COMPANY          INC.         ADJUSTMENTS      PRO FORMA
                                                                  -----------   -------------    -------------   -------------

CURRENT ASSETS
  Cash and cash equivalents                                         $ 78,567                        $ (15,000)(1)    $ 63,567
  Short-term investments                                              16,339                                           16,339
  Accounts receivable                                                168,655       $ 147,221                          315,876
  Inventories                                                         87,174          24,659                          111,833
  Other current assets                                                13,943          17,949                           31,892
                                                                  -----------   -------------    -------------   -------------
      Total current assets                                           364,678         189,829          (15,000)        539,507
                                                                  -----------   -------------    -------------   -------------

PROPERTY, PLANT AND EQUIPMENT , NET                                  251,548         118,803                          370,351

COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED                                  244,489         (244,489)(4)

OTHER ASSETS                                                           8,686          54,931           16,045 (5)      79,662
                                                                  -----------   -------------    -------------   -------------

      Total assets                                                 $ 624,912       $ 608,052       $ (243,444)      $ 989,520
                                                                  ===========   =============    =============   =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt                                              $ 66,920        $ (66,600)(3)       $ 320
  Securitized borrowings on accounts receivable                                       92,000          (92,000)(3)
  Accounts payable                                                  $ 20,587          29,754                           50,341
  Accrued interest expense                                                             3,258           (3,245)(3)          13
  Accrued other expenses                                              43,994           4,242                           48,236
  Customer deposits                                                   21,189                                           21,189
  Deferred service contract income                                     8,352                                            8,352
  Accrued restructuring                                                                6,395                            6,395
                                                                  -----------   -------------    -------------   -------------
      Total current liabilities                                       94,122         202,569         (161,845)        134,846
                                                                  -----------   -------------    -------------   -------------

LONG-TERM LIABILITIES
  Long-term debt and capital lease obligations                         4,600         265,409          230,000 (2)     235,674
                                                                                                     (264,335)(3)
  Retiree health care obligation                                      28,718                                           28,718
  Other long-term liabilities                                                         29,941                           29,941
  Deferred income taxes                                               16,785          (4,882)                          11,903
                                                                  -----------   -------------    -------------   -------------
      Total long-term liabilities                                     50,103         290,468          (34,335)        306,236
                                                                  -----------   -------------    -------------   -------------

SHAREHOLDERS' EQUITY
                                                                  -----------   -------------    -------------   -------------
      Total shareholders' equity                                     480,687         115,015          (47,264)(6)     548,438
                                                                  -----------   -------------    -------------   -------------

      Total liabilities and shareholders' equity                   $ 624,912       $ 608,052       $ (243,444)      $ 989,520
                                                                  ===========   =============    =============   =============

(1) To remove cash paid at closing.
(2) To record debt incurred to finance the acquisition.
(3) To remove debt and accrued interest not assumed by The Standard Register Company.
(4) To eliminate goodwill previously recorded by UARCO Inc.
(5) To eliminate existing net unrecognized values for prior service costs and net gain related to defined benefit plans.
(6) Represents net effect of pro forma adjustments.

                         PRO FORMA FINANCIAL INFORMATION

                          THE STANDARD REGISTER COMPANY
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                           THE
                                         STANDARD
                                         REGISTER        UARCO       PRO FORMA
                                         COMPANY          INC.       ADJUSTMENTS  (7)    PRO FORMA    DISPOSITIONS (8) PRO FORMA
                                        ----------    -----------    ------------      ------------   ------------   ------------


REVENUE                                 $ 703,824      $ 422,265          $ (566) (4)  $ 1,125,523     $ (77,476)    $ 1,048,047
                                        ----------    -----------    ------------      ------------   -----------    ------------

COST AND EXPENSE
  Cost of products sold                   416,244        324,631                           740,875       (59,608)        681,267
  Engineering and research                  7,020                                            7,020                         7,020
  Selling, general and administrative     171,010        107,353                           278,363       (16,156)        262,207
  Depreciation and amortization            28,339         18,988          (6,461) (1)       40,866        (2,107)         38,759
  Interest and debt expense                   218         34,372         (33,548) (2)       11,392          (680)         10,712
                                                                          10,350  (3)
  Loss on sale of assets                                  77,887                            77,887       (77,887)              -
  Restructuring charges                                    9,428                             9,428        (2,727)          6,701
                                        ----------    -----------    ------------      ------------   -----------    ------------
      Total cost and expense              622,831        572,659         (29,659)        1,165,831      (159,165)      1,006,666
                                        ----------    -----------    ------------      ------------   -----------    ------------

INCOME (LOSS) BEFORE INCOME TAXES          80,993       (150,394)         29,093           (40,308)       81,689          41,381
                                        ----------    -----------    ------------      ------------   -----------    ------------

INCOME TAXES                               32,796           (993)         11,725  (5)      (17,081)       32,921 (5)      15,840
                                                                         (60,609) (6)
                                        ----------    -----------    ------------      ------------   -----------    ------------

NET INCOME (LOSS)                        $ 48,197      $(149,401)       $ 77,977         $ (23,227)     $ 48,768        $ 25,541
                                        ==========    ===========    ============      ============   ===========    ============


Average Shares Outstanding                 28,498                                           28,498                        28,498

Common Stock Equivalents                      203                                              203                           203

EARNINGS PER SHARE

  Basic                                    $ 1.69                                          $ (0.82)                       $ 0.90
                                        ==========                                  ===============                  ============

  Diluted                                  $ 1.68                                          $ (0.81)                       $ 0.89
                                        ==========                                  ===============                  ============


(1) To remove goodwill amortization of UARCO Inc.
(2) To remove interest expense of UARCO Inc. debt not assumed.
(3) To record additional estimated interest expense resulting from the use of debt to finance the acquisition.
(4) To remove interest income earned on cash paid at closing.
(5) To record tax effect, using a 40.3% combined federal and state effective tax rate, on the net pro forma adjustments.
(6) To record tax benefit, using a 40.3% combined federal and state effective tax rate, of UARCO Inc. Net Loss.
(7) The Standard Register Company expects to achieve certain synergies in relation to the business combination.
    Such synergies are not included in the above pro forma adjustments.
(8) To remove profit and loss for Crain Drummond and York Tape and Label for the entire period.

                         PRO FORMA FINANCIAL INFORMATION

                          THE STANDARD REGISTER COMPANY
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 29, 1996
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                           THE
                                         STANDARD
                                         REGISTER       UARCO          PRO FORMA
                                          COMPANY        INC.         ADJUSTMENTS (7)  PRO FORMA      DISPOSITIONS (8)  PRO FORMA
                                        ----------   ------------    ------------    -------------   -------------    ------------


REVENUE                                 $ 943,979      $ 653,576          $ (765) (4)  $1,596,790      $ (176,898)     $1,419,892
                                        ----------   ------------    ------------    -------------   -------------    ------------

COST AND EXPENSE
  Cost of products sold                   575,316        476,386                        1,051,702        (131,393)        920,309
  Engineering and research                  7,842                                           7,842                           7,842
  Selling, general and administrative     217,671        167,191                          384,862         (32,609)        352,253
  Depreciation and amortization            34,814         27,748          (8,947) (1)      53,615          (4,468)         49,147
  Interest and debt expense                   532         52,223         (50,343) (2)      16,212          (1,661)         14,551
                                                                          13,800  (3)
  Restructuring charges                                    6,481                            6,481          (1,803)          4,678
                                        ----------   ------------    ------------                    -------------
      Total cost and expense              836,175        730,029         (45,490)       1,520,714        (171,934)      1,348,780
                                        ----------   ------------    ------------    -------------   -------------    ------------

INCOME (LOSS) BEFORE INCOME TAXES         107,804        (76,453)         44,725           76,076          (4,964)         71,112
                                        ----------   ------------    ------------    -------------   -------------    ------------

INCOME TAXES                               44,647            208          18,024  (5)      32,068          (2,000)         30,068
                                                                         (30,811) (6)
                                        ----------   ------------    ------------    -------------   -------------    ------------

NET INCOME (LOSS)                        $ 63,157      $ (76,661)       $ 57,512         $ 44,008        $ (2,964)       $ 41,044
                                        ==========   ============    ============    =============   =============    ============


Average Shares Outstanding                 28,687                                          28,687                          28,687

Common Stock Equivalents                      118                                             118                             118

EARNINGS PER SHARE

  Basic                                    $ 2.20                                          $ 1.53                          $ 1.43
                                        ==========                                   =============                    ============

  Diluted                                  $ 2.19                                          $ 1.53                          $ 1.42
                                        ==========                                   =============                    ============


(1)  To remove goodwill amortization of UARCO Inc.
(2)  To remove interest expense of UARCO Inc. debt not assumed.
(3) To record additional estimated interest expense resulting from the use of debt to finance the acquisition.
(4)  To remove interest income earned on cash paid at closing.
(5) To record tax effect, using a 40.3% combined federal and state effective tax rate, on the net pro forma adjustments.
(6) To record tax benefit, using a 40.3% combined federal and state effective tax rate, of UARCO Inc. Net Loss.
(7) The Standard Register Company expects to achieve certain synergies in relation to the business combination. Such synergies are not included in the above pro forma adjustments.
(8) To remove profit and loss for Crain Drummond and York Tape and Label for the entire period.

                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    THE STANDARD REGISTER COMPANY




                                    By:        /s/ C.J. Brown
                                           C.J. Brown, Senior Vice President,
                                           Administration, Treasurer & Chief
                                           Financial Officer





Dated  March 13, 1998